COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
    PREMIER GROWTH FUND, INC. CLASS A SHARES AND CLASS B
    SHARES AND THE STANDARD & POOR'S 500 COMPOSITE STOCK
    PRICE INDEX

     EXHIBIT A:
     _____________________________________________________
    |         |   PREMIER |   PREMIER  |                   |
    |         |GROWTH FUND| GROWTH FUND|STANDARD & POOR'S  |
    | PERIOD  | (CLASS A  |  (CLASS B  |500 COMPOSITE      |
    |         |  SHARES)  |  SHARES)   |STOCK PRICE INDEX* |
    |---------|-----------|------------|------------------ |
    | 7/15/93 |     9,549 |    10,000  |  10,000           |
    |10/31/93 |    10,092 |    10,536  |  10,470           |
    |10/31/94 |    10,718 |    11,112  |  10,873           |
    |10/31/95 |    12,730 |    12,799  |  13,745           |
    |----------------------------------|------------------ |





    *Source: Lipper Analytical Services, Inc.